Exhibit 99

For Immediate Release

Investor Contact Roy Harvey (212) 836-2674	Media Contact Michael E. Belwood (812) 604-0530

Olivier Jarrault named President, Alcoa Engineered Products and

Solutions, succeeding William F. Christopher

New York, NY, December 8, 2010 – Alcoa announced today that Olivier Jarrault, currently Chief Operating Officer, Alcoa Engineered Products and Building Systems, has been named president of Alcoa Engineered Products and Solutions, succeeding William F. (Bill) Christopher, who will retire effective April 1.

In his new role, Jarrault will have overall responsibility strategically and operationally for EPS’ six business units: Alcoa Fastening Systems, Alcoa Power and Propulsion, Alcoa Building and Construction Systems, Alcoa Forgings and Extrusions, Alcoa Wheel and Transportation Products, and Alcoa Oil and Gas. Jarrault will become a member of Alcoa’s Executive Council, the senior leadership group that sets strategic direction for the company. He will assume his new position effective January 1.

“Bill has been a good friend and trusted partner to me, and a wise counselor to many Alcoans over his 35-year career,” said Klaus Kleinfeld, Alcoa Chairman and CEO. “Fortunately, we have an outstanding leader ready to succeed Bill. Olivier has built a reputation as an action-oriented leader who is respected by customers and employees and known for delivering strong financial performance. I look forward to him joining my lead team.”

Jarrault joined Alcoa in 2002 when the company acquired Fairchild Fasteners from The Fairchild Corporation, where he was Chief Operating Officer. He was named President of Alcoa Fastening Systems (AFS), a premier supplier of joining systems under the Huck and Fairchild brands for aerospace and commercial customers worldwide. He was elected a Vice President of Alcoa in November 2006.

In February 2010, Jarrault was named to the new position of Chief Operating Officer, Alcoa Engineered Products and Building Systems, where he leads the Alcoa Fastening Systems, Alcoa Wheels and Transportation Products, and Building and Construction Systems businesses.

Early in his career, Jarrault worked for LISI Aerospace, a manufacturer of fastening solutions, in executive positions in North America and Europe. He earned a master of science in mechanical engineering from California Institute of Technology in 1986 and, in 1998, an MBA degree from the University of California at Los Angeles.

From January 1 until his retirement on April 1, Christopher will serve as Chairman’s Counsel. In this role, he will continue guiding the Alcoa Growth Initiatives team, remain a member of the company’s Technology Advantage Steering Council, and help develop a new Alcoa Advanced Leadership Program.

Christopher joined Alcoa in 1975 in the Finance organization in Pittsburgh, following graduation from Penn State University. He was named President of Alcoa Forged Products, the Cleveland-based forgings and castings business, in 1996. In October of 2002 he was named President of Alcoa’s Aerospace and Commercial Transportation Group. A year later, his role was expanded to include Alcoa’s automotive businesses and then progressed to Group President for Alcoa Engineered Products and Solutions. Christopher was elected a Vice President of Alcoa in 1999 and an Executive Vice President in 2001.

Christopher also has been an advocate for community leadership, most recently serving as Chairman of the Board of Directors for the Greater Cleveland Partnership. His community outreach extends globally as President of the Alcoa Foundation Board of Directors.

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for nine consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.